Exhibit 1.1

CardioDynamics Announces Private Sale of Paulson Stock; Allen E.
Paulson Trust Ownership Reduced to 9%

    SAN DIEGO--(BUSINESS WIRE)--Dec. 23, 2003--CardioDynamics (Nasdaq:
CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced that 500,000 shares of the company's stock were purchased from the Allen E. Paulson Trust by institutional investors in privately negotiated transactions. The shares were sold pursuant to a registration statement filed by the company with the Securities and Exchange Commission in April 2003 covering sale by the Allen E. Paulson Trust of up to two million shares. Since that time, the company has assisted in five private placements to institutional investors covering the full two million shares registered.
    Michael K. Perry, CEO of CardioDynamics, stated, "We continue our efforts to diversify ownership of the company and increase institutional holdings of CardioDynamics' stock. Over the last few years, the company has assisted in reducing the Paulson Trust's ownership from 78% to 9%. The significant increase in our institutional ownership, now at over 40% and more than double from two years ago, is a testament to the investment community's recognition of our track record of success, tremendous market potential, and contribution to healthcare."

    About CardioDynamics

    CardioDynamics, the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The company's BioZ(R) Systems are being used by leading physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Medical Systems Information Technologies and Philips Medical Systems. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for sensors. For additional information or to request an investor package, refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the company's filings with the SEC, including its 2002 Form 10-K. The company does not undertake to update the disclosures contained in this press release.

    CONTACT: CardioDynamics, San Diego
             Investor Relations
             Bonnie Ortega, 888-522-2342, Ext. 1005
             bortega@cardiodynamics.com
                 or
             Media Relations
             Irene Paigah, 888-522-2342, Ext. 1012
             ipaigah@cardiodynamics.com